Exhibit 99.1

Terex Completes Acquisition of Environmental Solutions Group from Dover Corporation

•	Purchase price of $2.0 billion; $1.725 billion net of expected tax benefits
•	Reduces cyclicality, delivers financial accretion and lowers capital intensity
•	Expected to Unlock ~$25 million of cost and revenue synergies by 2026
•	Enhances presence in waste & recycling segment; expands North American addressable market

NORWALK, Conn., Oct. 8, 2024 /PRNewswire/ -- Terex Corporation (NYSE: TEX) (“Terex” or “Company”) today announced completion of its acquisition of Environmental Solutions Group ("ESG") from Dover Corporation (NYSE: DOV). Terex anticipates that ESG will drive increased revenue growth, free cash flow, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) margin, and EPS accretion. The transaction is expected to be double-digit percentage adjusted EPS accretive in 2025, with meaningful growth thereafter. The all-cash transaction is for $2.0 billion, or $1.725 billion when adjusted for the present value of expected tax benefits of approximately $275 million. The acquisition represents approximately 8.4x 2024E earnings before interest, taxes, depreciation, and amortization (EBITDA) including expected run-rate synergies. With ESG, Terex will now derive 67% of its total revenue from North America, an increase from 61% based on trailing 12 months results ended Q2 2024.

ESG has demonstrated a track record of consistent, resilient growth, delivering a 7%+ long-term organic revenue compound annual growth rate (“CAGR”) over the past 10 years. ESG holds the #1 position in North America in refuse collection vehicles, waste compaction equipment, and associated parts and digital solutions. ESG’s industry-leading product brands include Heil, Marathon, Curotto-Can, Bayne Thinline, and Parts Central as well as digital solutions offerings 3rd Eye and Soft-Pak. ESG's turnkey products and services across equipment, digital, and aftermarket offerings are complementary to Terex's businesses, and will allow Terex to expand its customer base, providing customers with a broader suite of environmental equipment solutions, and realizing economies of scale.

Simon Meester, Terex President and CEO said: "We’re delighted to welcome ESG into the Terex family of businesses. ESG is a non-cyclical, financially accretive, market-leading business that will complement and strengthen Terex's portfolio with synergies in the fast-growing waste and recycling end market. ESG is led by a world-class management team and has a strong track record of operational excellence. We look forward to working with ESG to drive long-term, sustainable value for all our stakeholders."

Mr. Meester added that Patrick Carroll, President of Environmental Solutions Group for the past 14 years, will continue in that role. Mr. Carroll has extensive experience leading manufacturing businesses including serving as President of Terex Utilities from 2001 through 2005.

Julie Beck, Terex SVP and CFO said: “This acquisition significantly strengthens Terex's portfolio and creates a path for accelerated, sustainable growth. ESG has demonstrated a sustained track record of resilient, high-single digit organic growth through the cycle. Its EBITDA margin including run rate synergies is expected to add 140 basis points of margin accretion. ESG's efficient operating model with low net working capital will drive a meaningful improvement in free cash flow accretion. And finally, Terex expects ~$25 million of identified synergies to be achieved by the end of 2026.”

Mr. Carroll said: "At ESG, our vision has always been to improve the lives of our team members, our customers, and our communities. We are looking forward to becoming part of Terex, because we see it as a great cultural fit with opportunities to expand our positive impact. We are looking forward to greater scale and access to new markets."

Advisors

UBS Investment Bank served as exclusive financial advisor and Fried Frank and Pryor Cashman served as legal advisors to Terex.

About Terex

Terex Corporation is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, minerals and materials management, construction, waste and recycling, and the entertainment industry. We provide best-in-class lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide. For more information, please visit www.terex.com.

About ESG

Environmental Solutions Group ("ESG") encompasses industry-leading brands, such as Heil, Marathon, 3rd Eye, Soft-Pak, Parts Central, Currotto-Can, and Bayne Thinline to create a premier, fully integrated equipment group serving the solid waste and recycling industry. Through extensive voice-of-customer outreach, in-house engineering and manufacturing capabilities, a wide-reaching service network, and proven industry expertise, ESG is focused on solving customer problems through environmentally responsible products and providing world-class support.

Forward Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995) regarding future events or Terex's future financial performance that involve certain contingencies and uncertainties, including those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent reports the Company files with the U.S. Securities and Exchange Commission from time to time, in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties."  In addition, when included in this press release, the words "may," "expects," "should," "intends," "anticipates," "believes," "plans," "projects," "estimates," "will" and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Contact Information

Derek Everitt

VP Investor Relations

Email: InvestorRelations@Terex.com

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SOURCE Terex Corporation